UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CNL LIFESTYLE PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your vote is important! January 25, 2017 Dear Fellow Stockholder: Last November, we notified you that we entered into an agreement to sell all of CNL Lifestyle Properties’ remaining assets to EPR Properties (NYSE: EPR) and Ski Resort Holdings LLC, and our plan to thereafter liquidate and dissolve the company. As a stockholder, your approval is needed to complete these transactions. If we do not obtain the required votes, we cannot sell the assets, the sale of which we estimate could occur as early as second quarter of 2017, and provide you with liquidating distributions. Our board of directors recommends a vote “FOR” each of the proposals because they believe that this sale and liquidation are in the best interests of our stockholders. Proxy materials were previously sent to you with details describing the proposals that you are being asked to vote on. Please respond at your earliest by voting “FOR” each of the proposals described in the proxy materials. You may submit your vote by: Phone Call 800-690-6903 using a touch-tone phone. You will need your control number which is located on your proxy card. Internet Visit proxyvote.com and follow the easy online instructions to cast your vote. You will need your control number which is located on your proxy card. Mail Cast your vote for each proposal by completing the proxy card, signing and returning it in the postage-paid envelope provided. If you have questions or need assistance completing your proxy card, please call our proxy solicitor, Broadridge Investor Communication Solutions, Inc., at 855-325-6668. We appreciate your participation and support in making this liquidity event a reality.
Again, please be sure to vote. Your vote is important! Thank you for submitting your vote and for your investment in CNL Lifestyle Properties. Sincerely, Stephen H. Mauldin
President & Chief Executive Officer